PRELIMINARY OFFERING CIRCULAR DATED [DATE]

THRILLCORP, INC.

7380 W. Sand Lake Road, Suite 500
Orlando, FL 32819
407-468-7131

up to
5,000,000 SHARES OF
CLASS B COMMON STOCK

SEE “SECURITIES BEING OFFERED” AT PAGE 33

	Price to Public	Underwriting discount and commissions*	Proceeds to issuer	Proceeds to other persons
Per share	$10	N/A		N/A
Total Minimum	$5 million	N/A	$5 million	N/A
Total Maximum	$50 million	N/A	$50 million	N/A

* Does not include expenses of the offering, including costs of blue sky compliance, fees to be paid to FundAmerica Securities LLC and the costs of creating an internet landing page for the offering. The company estimates that it will pay cash fees of $35,000 to FundAmerica at the Minimum Offering and cash fees of $350,000 to FundAmerica at the Maximum Offering. See “Plan of Distribution and Selling Securityholders.”

This offer will terminate on the earlier of December 31, 2016 (which date may be extended at the company’s option) or the date when all shares have been sold. The company has engaged FundAmerica as escrow agent to hold any funds that are tendered by investors, and assuming it sells a minimum of $5 million in shares, may hold a series of closings at which the company receives the funds from the escrow agent and issues the shares to investors. In the event the company has not sold the minimum amount of shares by August 31, 2016, any money tendered by potential investors will be returned to them by the escrow agent.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

Sales of these securities will commence on approximately [date].

The company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

In this Offering Circular, the term “ThrillCorp” or “the company” refers to ThrillCorp, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING CIRCULAR, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

SUMMARY

The Company

ThrillCorp is a new Delaware corporation formed to develop and operate a network of vertical entertainment centers across key markets of the United States under license from affiliated companies. These attractions may be deployed as stand-alone venues, or as anchor tenants in entertainment destinations developed by ThrillCorp, either alone or in partnership with third-party real estate developers, or in other business constructs as may make sense given the markets in which they are to be located.

The first of two licensed attractions is the Polercoaster™, a patented vertical rollercoaster that is highly real estate-efficient relative to traditional coasters found in theme parks. The Polercoaster can deliver the same loops, rolls, dives, length of ride, speed and other thrill elements of a normal coaster, but also adds the element of height to provide additional excitement. The vertical nature of the Polercoaster tower enables a number of other revenue producing attractions including drop rides, zip lines, observation decks, and rotating tower-top restaurants. These additional revenue generating tower attractions would be cost-effectively deployed within certain markets, creating a customized mini vertical theme park with multiple income streams in a very small footprint of approximately one-half acre.

The second licensed attraction is the Skyspire™, a patented vertical tower alternative to a Ferris Wheel that is more real estate efficient, and is believed by the company to be a better experience for guests. The Skyspire is a vertical tower with an exterior spiraling track that conveys guests in heated and cooled gondolas up to heights affording views of surrounding areas. The spiraling nature provides guests with a 360-degree view as they ascend and descend. At the top, cars may enter a set of observation loops and slow down to provide guests with viewing and photo opportunities. Another option allows guests to disembark the gondola at an observation deck where they can dwell for longer periods of time before descending by gondola or elevator. Similar to the Polercoaster, the Skyspire can include a rotating restaurant, or other entertainment activities in top levels. The variable speed available in one version of Skyspire gondolas allows them to ascend and descend more quickly than a Ferris wheel, which moves at only one speed. It also allows guests to dwell at the top for a longer viewing experience while increasing ride capacity throughput.

The company believes the real estate efficiency of these attractions as well as their unique guest experiences, favorable economics of operation, and exclusivity by virtue of patents will combine to enable development in urban and suburban areas with proximity to large audiences that have been previously cost prohibitive for such land uses. Moving theme park attractions into the heart of tourist and population centers of major cities enables customers to use them on an à la carte basis without the need to invest an entire day and full-day admissions price for an amusement park ticket. ThrillCorp believes that surrounding these highly visible anchor attractions with carefully curated entertainment, dining and retail opportunities will create a repeatable and remarkable critical mass in these destinations.

The Offering

ThrillCorp is offering up to 5,000,000 of Class B Common Stock for $10 per share. The total number of authorized shares is 100,000,000 shares, of which 20,000,000 shares are Class A Common Stock and 80,000,000 are Class B Common Stock. As of March 7, 2016, three beneficial owners held 10,000,000 shares of Class A Common Stock and three beneficial owners held 383,750 outstanding shares of Class B Common Stock.

The net proceeds of this offering to the issuer, assuming the maximum amount of securities offered are sold, will be approximately $48 million. As discussed in “Plan of Distribution and Selling Securityholders,” the company plans to offer investment purchase packages at stepped investment levels that provide various incentives, including admissions benefits and VIP status on the company’s attractions. ThrillCorp plans to use the offering proceeds to develop and operate sites for Polercoaster and Skyspire attractions.

The minimum investment size is $200.

Summary Risk Factors

The company and its business are subject to a number of risks, which are detailed more fully in “Risk Factors.” Risks include the following:

•	The company has not yet started operations and will need to raise further funding.
•	The company will depend on the revenue from its attractions, and that revenue relies on certain technology and intellectual property from affiliated entities.
•	The company is likely to operate at a loss for some time, and operating costs may increase unexpectedly.
•	The company may not be able to acquire attraction sites or deliver its planned product in a timely and cost-effective manner.
•	Market demand may not meet expectations.
•	The company may encounter regulatory requirements that are unanticipated or onerous in cost or execution.
•	Competitors may be able to call on more resources than the company.
•	The company may not be able to attract the workforce it needs.
•	The company depends on a small management team.
•	Weather and natural disasters may disrupt the company’s operations.

•	Unauthorized access to the company’s records, systems, and technology will expose the company to litigation, reputational, and financial risk.
•	Accidents or injuries on its attractions will expose the company to litigation and reputational risk.
•	The company is controlled by its officers and directors.
•	There is no current market for the common stock.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

The company has not yet begun its planned operations.
The company was formed in August 2015, and has no operations and no revenue. Accordingly, there is no history upon which an evaluation of its performance and future prospects can be made. ThrillCorp’s current and proposed operations are subject to all the business risks associated with new enterprises. The construction of an attraction typically takes 24 months from the point that a site is secured and zoning is approved. Therefore, the company is at least two years away from realizing any revenues. As discussed below, delays may occur to the projected construction schedule. The company will only be able to pay dividends on its shares once its directors determine that it is financially able to do so, which may not be for many years.

The company will depend on the revenue from its attractions.
The company is completely dependent on the operation of attractions, and for the first few years of its operation, it will have a limited number of those attractions. The company is vulnerable in general to any developments that affect the amusement parks industry as a whole, and particularly vulnerable to any developments that affect its initial attractions.

The company is likely to operate at a loss for some time, and operating costs may increase unexpectedly.
The company anticipates that it will initially sustain operating losses. Its ability to become profitable depends on success in developing and operating its attractions and entertainment complexes. There can be no assurance that this will occur. Even after the point at which the company starts producing revenues, operating costs or capital expenditures may increase and affect the company’s profits and cash flow. Unanticipated problems and expenses are often encountered in offering new products, which may impact whether the company is successful. Furthermore, the company may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that the company will ever become profitable. If the company sustains losses over an extended period of time, it may be unable to continue in business.

If the company cannot raise sufficient funds it will not succeed.
ThrillCorp is offering stock in the amount of up to $50 million in this offering, and may close on an offering of $5 million. As discussed in “Use of Proceeds to Issuer” this minimum amount should permit the company to start developing its first attraction, although completion of each attraction will require both mortgage financing and project financing, and, if only the minimum amount is reached, additional equity financing. Even if the maximum amount is raised, the company is likely to need additional funds in the future in order to grow, acquire real estate for its currently planned properties, and develop additional properties, and if it cannot raise those funds for whatever reason, including reasons relating to the company itself or to the broader economy, it may not survive. If the company manages to raise only the minimum amount of funds sought, it will have to find other sources of funding for some of the plans outlined in “Use of Proceeds to Issuer” including the development of any attractions beyond the first one planned.

The company relies on certain technology and intellectual property from affiliated entities.
As discussed in “Interest of Management and Others in Certain Transactions,” the company relies on Option and Right of First Refusal Agreements with Polercoaster, LLC and SkySpire, LLC. The company would not be able to operate as anticipated without these technology and intellectual property rights. Delays in obtaining permits or regulatory authorizations or delays in financing may cause the options to expire.

The company may not be able to acquire attraction sites in a timely and cost-effective manner.
Success in the operation of attractions is particularly dependent on acquiring property in the right location that is accessible and attractive to riders, appropriately zoned, and well priced. The company will not be able to operate unless it can identify and acquire such properties, and the acquisition of sites may divert management’s time and attention from other management priorities.

The company may not be able to deliver its product in a timely and cost effective fashion.
The company will only be able to profit if it develops, installs and successfully commences operation of its attractions in accordance with its planned budget. Materials availability and pricing, fabrication capacity at quality manufacturers, shipping time and cost as well as availability and cost of skilled installation contractors are a few key external factors that may impact delivery time and product cost.

The company’s design may not meet all planned operational specifications.
Unanticipated or unforeseen variances in actual performance versus expected performance of numerous technical design factors and inter-related components may impact the ridership capacity, operating cost, maintenance intervals, or other costs of operation.

Market demand may not meet expectations.
ThrillCorp’s success is dependent on enough people wanting to ride its attractions at the prices it charges. Location of the attractions, ease of access, quality of the experience, regional economic conditions, competition and other external factors may influence the market success of the company’s products. If there is insufficient demand at the appropriate price level, the company will not succeed.

The company may encounter regulatory requirements that are unanticipated or onerous in cost or execution.
As discussed in “The Company’s Business – Regulation, Zoning and Permits”, the company operates in a highly-regulated environment. New regulations governing the operation of attractions may be introduced at any time. Such regulations could be burdensome in terms of management attention, and they could be difficult or expensive to meet. The company may not be able to adjust its prices to reflect the additional cost of regulation.

Competitors may be able to call on more resources than the company.
The company operates in a highly competitive market, and many of its competitors have more resources than it does. Existing or new competitors may produce directly competing offerings. These competitors may be better capitalized than ThrillCorp, which might give them a significant advantage, for example, in surviving an economic downturn where users of attractions reduce their recreation spending. Competitors may be able to use their greater resources to offer lower prices, even to uneconomic levels that the company cannot match.

The company may not be able to attract the workforce it needs.
ThrillCorp’s success will be dependent upon attracting a talented and productive workforce. If the company cannot attract and retain employees with what it considers the right “cultural fit” and skill set, it may not achieve the level of success that it is targeting.

The company depends on a small management team.
The company depends on the skill and experience of three individuals, William Kitchen, Michael Kitchen, and David Gust. If the company is not able to call upon any of these people for any reason, its operations and development could be harmed.

Weather and natural disasters may disrupt the company’s operations.
The company’s ability to operate its attractions is dependent upon the weather. The company utilizes attractions that may operate partially out of doors. Thus, rain, lightning, or other weather may adversely impact demand and the ability to safely operate the rides. Seasonal weather conditions may shorten the operating season of the attractions. Additionally, extreme weather conditions such as hurricanes and floods, or natural events such as earthquakes may not only affect operations but also damage the company’s equipment.

Unauthorized access to the company’s records, systems, and technology will expose the company to litigation, reputational, and financial risk.
ThrillCorp’s operational equipment and security systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in the services and operations, loss, misuse, or theft of data, and accidents or injuries. Additionally, problems faced by third party providers of the company’s cloud-based systems could harm the company. The company’s insurance may not cover some or all of these risks.

Accidents or injuries on its attractions will expose the company to litigation and reputational risk.
ThrillCorp operates in an industry where equipment must function perfectly 100% of the time. Any accidents or injuries suffered as a result of riding on or operating any of the company’s attractions may lead not only to litigation but also to such a significant harm to the company’s reputation that it may not be able to function.

The company is controlled by its officers and directors.
William Kitchen, Michael Kitchen, and David Gust currently hold the majority of the company’s voting stock, and at the conclusion of this offering will continue to hold the majority of the company’s voting rights. They hold Class A Common Stock, each share of which is entitled to ten votes. Each share of Class B Common Stock, which the company is offering by this Offering Circular, is entitled to one vote. Investors in this offering will not have the ability to control a vote by the shareholders or the board of directors.

There is no current market for the common stock.
 There is no formal marketplace for the resale of the company’s Class B Common Stock. The shares may be traded over-the-counter to the extent any demand exists. The company does not currently have plans to apply for or otherwise seek trading or quotation of the Class B Common Stock on an over-the-counter market, and the company does not expect to seek a listing on any trading market in the near future. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of the new investors’ stake is diluted because all the shares are worth the same amount, and new investors paid more than earlier investors for their shares.

The interest of investors in this offering will be diluted to the extent of the difference between the public offering price per share of the company’s common stock and the as-adjusted net tangible book value per share of its capital stock after this offering. The net tangible book value as of December 15, 2015, was $343,020, or $.03 per share of outstanding common stock. Without giving effect to any changes in the net tangible book value after December 15, 2015, other than the sale of shares in this offering at the initial public offering price of $10.00 per share, the proforma net tangible book value is $48,843,020 or $2.83 per share of outstanding capital stock (assuming the Maximum Offering). Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares in this offering and the net tangible book value per share of capital stock immediately afterwards. This represents an immediate increase of $2.80 per share of capital stock to existing shareholders and an immediate dilution of $7.17 per share of common stock to the new investors, or approximately 72% of the assumed initial public offering price of $10.00 per share. The following table illustrates this per share dilution:

	Minimum Offering		Maximum Offering
Initial price to public		$10.00		$10.00
Net tangible book value per share as of December 15, 2015	$0.03		$0.03
Increase in net tangible book value per share attributable to new investors	$0.38		$2.80
As adjusted net tangible book value per share after this offering		$0.41		$2.83
Dilution in net tangible book value per share to new investors		$9.59		$7.17

The following tables summarize the differences between the existing shareholders and the new investors with respect to the number of shares of common stock purchases, the total consideration paid, and the average price per share paid, on both a minimum and maximum offering basis:

Minimum Offering:

	Shares purchased		Total Consideration		Average
					Price Per
	Number	Percent	Amount	Percent	Share
Founders	10,000,000	78.5%	$-	0.0%	$-
Private placement investors	383,750	3.0%	$500,000	2.1%	$1.30
Issued for services	1,861,765	14.6%	$18,617,651	77.2%	$10.00
New investors	500,000	3.9%	$5,000,000	20.7%	$10.00
Total	12,745,515	100.0%	$24,117,651	100.0%

Maximum Offering:

	Shares purchased		Total Consideration		Average
					Price Per
	Number	Percent	Amount	Percent	Share
Founders	10,000,000	58.0%	$-	0.0%	$-
Private placement investors	383,750	2.2%	$500,000	0.7%	$1.30
Issued for services	1,861,765	10.8%	$18,617,651	26.9%	$10.00
New investors	5,000,000	29.0%	$50,000,000	72.3%	$10.00
Total	17,245,515	100.0%	$69,117,651	100.0%

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that new investors own will go down, even though the value of the company may go up. Investors will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings (such as this offering).

Investors making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value should understand that the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS TO ISSUER

The net proceeds of this offering to the issuer, assuming the maximum amount of securities offered are sold, will be approximately $48 million. The company has assumed it will pay FundAmerica $350,000 in the discussion below. The company has assumed it will pay FundAmerica $35,000 in the discussion of the minimum offering below. A significant portion of non-transactional expenses of this offering (e.g., accounting fees, legal fees, payment for printing or video production, marketing, consulting and advertising fees) will be funded from previous capitalization raised at formation. Transactional costs related to the number of transactions processed or amount of money raised will be funded from proceeds of the offering.

Assuming the maximum amount is raised, ThrillCorp plans to use the offering proceeds as follows:

•	Approximately $12 million to $15 million to develop and operate a Polercoaster in Myrtle Beach, South Carolina, or other site to be determined.

•	Approximately $12 million to $15 million to develop and operate a Polercoaster in Nashville, Tennessee, or other site to be determined.

•	Approximately $12 million to $15 million to develop and operate a SkySpire in a third site to be determined.

•	The balance (approximately 28% of the net proceeds) for corporate operations and any additional capital needed for the first three sites.

The proceeds will be used to secure long-term site leases of the attractions for a duration suitable for capitalization. As discussed in “Management’s Discussion and Analysis,” the amounts set out above represent only part of the aggregate costs of each project. The leases will be mortgaged, and the company will also need to secure additional project finance debt to complete each project, which the company intends to arrange once equity financing (through this offering) has been obtained.

Initially, the company will develop and operate a Polercoaster in Myrtle Beach or other site to be determined. If the company raises enough for a second project, it will develop and operate a Polercoaster in Nashville or other site to be determined.

In the event the company raises less than the maximum amount, but at least the minimum $5,000,000 in shares, the company will reduce the number of projects it will pursue to fit within available funding. If only the minimum amount is raised, then the company will use the proceeds, estimated to be $4,500,000 , as follows:

•	To secure or control sites suitable for development and capable of supporting project finance;

•	To develop partnerships and alternative financing structures to advance development of projects; and

•	To fund the marketing and sales of additional securities offerings.

The company intends that the balance of the funds needed to develop the first site in the event the company only raises the minimum amount will be raised from mortgages, project financing and partnerships, as discussed above. The company may also seek other equity financing or continue marketing efforts for this Offering.

ThrillCorp will not use the offering proceeds to make payments to its current officers or directors. Current officer and director compensation will be deferred and will accrue until the company achieves revenue. The company expects to compensate additional hires commensurate with experience and market rates.

Offering proceeds will not be used to pay off debt.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS

Overview

ThrillCorp was formed in 2015 in order to develop and operate entertainment attractions and complexes that deliver uniquely fun experiences to guests in key tourist and regional markets worldwide. ThrillCorp will pursue the economic benefits of building and operating Polercoasters and SkySpires. The principals of Polercoaster LLC and SkySpire LLC, which design and patent the attractions, witnessed the potential value accruing to the developers who took on the risks of development and operation of the attractions. They decided to form ThrillCorp as a separate entity to act in the same manner as third-party developers who had licensed the attractions from them in Orlando, Las Vegas, Atlantic City and Atlanta.

The company will license intellectual property rights from Polercoaster LLC and SkySpire LLC, which are companies under common control with ThrillCorp, to develop Polercoaster, SkySpire, and other attractions. ThrillCorp’s customer base will include retail tourists, the local and regional population surrounding its sites, and individuals or entities participating in meetings or events. The company is currently in the start-up phase of operations and is not producing any revenue at this time.

The company’s initially targeted markets are Myrtle Beach, Nashville and a third to be determined location, but the order and list of markets to develop may be subject to change based upon timing of approvals, financing and relative attractiveness of other sites.

ThrillCorp plans to form limited liability companies for each of its attraction sites and may form limited liability companies to offer functional proprietary services, such as ticketing systems, attraction operations and merchandise development, to third-party purchasers.

Principal Products and Services

The company’s principal products will be the Polercoaster and the SkySpire. ThrillCorp will license development territories and operating rights from affiliate companies in order to develop and operate these products as described further in the “Interests of Management and Others in Certain Transactions”. The company will use the proceeds from this offering to build Polercoasters and SkySpires in select locations.

The Polercoaster is the company’s primary product. It is a vertical thrill complex that may incorporate a rollercoaster, drop ride, zip line, observation deck, restaurants, retail, interactive entertainment exhibits, and other entertainment products in a very small diameter tower (100 feet by 100 feet) that can range from 250 feet to over 1,000 feet in height. Components utilizing the tower’s height and structure may be mixed and matched to the character and opportunity of each individual market in which they are located. The company believes that the Polercoaster’s value proposition is five-fold:

1.

It will appeal to a wide array of guests. Traditional roller coasters are the anchor tenants of theme parks and are generally the most visible and popular rides of such complexes drawing significant ridership (in the millions) each year. The physical forces, visual experience, and psychological aspects of a coaster make it a repeatable and highly anticipated activity. Due to its height and configuration, Polercoaster will accentuate the most thrilling aspects of a traditional coaster. Height will serve to increase the perceived risk of the experience and thus its thrill. Speeds achieving approximately 50 MPH will be intensified by the proximity to the tower structure, which will amplify the perception of speed and acceleration. Steep drops, rolls, loops and all other elements will combine for a unique guest experience. The tower may incorporate a variety of entertainment components, which will draw a wide variety of customers.

2.

It will provide distinct real estate advantages. Normally, roller coasters can take from 4 to 40 acres of land and thus have limits as to where they can be employed. The Polercoaster re-orients this experience vertically to allow an even more thrilling experience (by virtue of greater height) and can be developed in as little as 20,000 square feet of real estate. As a result, the Polercoaster will be able to anchor all manner of existing redevelopment and new real estate development projects in high cost real estate markets in the form of a highly visible iconic structure. The company believes that the ability to place this product in the existing traffic patterns of top tourist and regional markets will reduce the risk and cost of audience acquisition, will reduce the supporting infrastructure required, and will diversify market risk relative to a traditional theme park.

3.

The company’s attractions are machine-like and cyclic in their operation resulting in low fixed operating costs relative to high potential revenues. For example, only a limited number of employees are required to process 500 to 1,000 guests per hour, with only slight staffing variations in periods of low and high demand. Ticketing is a shared function that is centralized and when integrated with currently available mobile and kiosk technology, can be made highly self-service in nature. Each of the rides generally has one individual handling ride entrance, two individuals handling loading and unloading of cars, and one leader supervising the operation. Small maintenance teams handle routine checks and maintenance of all attraction equipment. The primary variable costs are transactional fees, percentage rents, and utilities that are tied to revenues.

4.

The vertical structure can support multiple lines of revenue, each with similar operating characteristics. The tower may incorporate the Polercoaster, a drop-ride, zip lines, observation platforms, retail, dining (leased to third-party operators), snack carts and other entertainment components. This configuration can be changed to meet individual market needs (demographics, visitation patterns, weather, etc.) and to tap optimal revenue opportunities relative to facilities investment.

5.	The visibility of the tower is a powerful marketing advantage, often becoming an icon in a community, which reduces expenditures required to achieve audience awareness.

The company’s second principal product will be the SkySpire, a unique alternative to a Ferris wheel. The SkySpire is a vertical observation complex that comfortably conveys guests in air-conditioned gondolas on a rising spiral wrapped around a vertical tower to a tower-top observation deck at heights that provide an excellent vantage point to observe panoramic views of the surrounding area. A SkySpire tower top may include interactive exhibits, restaurants (leased to third-party operators), retail, lounges and other services. The operating profile for a SkySpire is very similar to a Polercoaster with limited staff requirements and a small fixed-cost of operation.

ThrillCorp may identify real estate holdings that it will develop in partnership with third-party developers. The company believes that in many cases, inclusion of the Polercoaster or SkySpire as an anchor tenant in mixed-use real estate development will result in increased land valuation, greater lease-up pace, or premium rents. Partnerships or lease terms that grant profit participation with developers could provide another source of revenue for ThrillCorp with a limited need for capital investment. Entering into such partnerships, however, would result in the company’s having to share revenues with outside partners.

In certain markets municipalities may decide they want to deploy these attractions to support revitalization of an area that might not be considered a viable or priority market for investment of ThrillCorp funds. In these situations the municipality may fund and own the attractions and complex under license from ThrillCorp and may grant ThrillCorp long-term management contracts to operate the facilities. Such development would require limited ThrillCorp capital and thus can provide attractive returns.

Site and Market Selection

ThrillCorp will devote time and resources to research and development related to acquisition of suitable sites for development. The company will participate in trade shows, canvass target destination cities, and pursue developers with suitable sites.

ThrillCorp will select and develop attractions based on the draw in the targeted market. For example, in locations where a significant view corridor is of interest to tourists and other guests, the company may deploy the SkySpire. Where the primary purpose of a destination is relaxation and fun, the company may determine that the Polercoaster will be a better fit.

The company will target and serve primarily a retail tourist customer base. Its secondary markets will include visitors to a market for meetings and events. Its tertiary market is the local or regional population surrounding a site within a reasonable driving distance. In all cases, the facilities will be designed to support transient guests, regional customers and groups seeking a unique venue for corporate or association outings and other meetings or events, such as weddings.

While the company will target centers of tourism, it will also evaluate the local and regional population to derive estimates of market viability. Local and regional residents will provide a repeatable customer base for more frequent events such as birthday parties, other celebrations, and general casual use. Several large regional malls attract tens of millions of visitors annually. Placement of a company attraction in these settings will also be evaluated.

Markets will vary materially in size of potential audience, seasonality of visitation, composition of audience, purpose of travel and local/regional population and development costs. Within the United States, the company anticipates that twenty or more destination cities have potential to accommodate successful development of its attractions.

Marketing/Distribution Channels

ThrillCorp will locate its attractions as close to existing proven tourist visitor traffic patterns as can be achieved at a feasible cost. The company believes that by creating and promoting an iconic structure and experience embedded within existing tourist destinations, visitors will be drawn naturally to participate.

The sheer height and structure of the towers will be their best marketing assets, as the towers will generally be highly visible on the horizon. As local codes permit, the tower will be attractively lit at night to draw attention against a skyline. The unique nature of the attractions will make them newsworthy and they will be positioned in size and magnitude to be one of the noteworthy, must-do experiences in a market.

The company will drive ridership and visitor traffic via tourist-centric marketing in the form of advertising in logical tourist traffic corridors and promotion through packagers, concierge, and other guest assistance outlets.

Competition

ThrillCorp will compete primarily for tourist time and spending in the market. Thus, any alternative activities in which tourists may participate (e.g., theme parks, attractions, museums) may compete with the company’s products and services.

In many markets there is no comparable experience available. The Polercoaster and SkySpire are patented, and license agreements for the products are limited to particular markets. Alternative thrill experiences may exist, but any competing attractions will likely have a reasonable differentiation of experience. Because of its extreme thrill experience and the ability to deploy a plurality of attractions from one tower, Polercoaster holds a unique position in the market as an entertainment center and complex.

SkySpire offers a more flexible, guest-directed experience versus a Ferris wheel. As Ferris wheels grow higher the time of the experience begins to lengthen essentially trapping guests in a capsule for long periods of time (without benefit of restrooms). Ferris wheel capsules are at the top of the wheel only for a quarter of the ride’s time, limiting the time available to enjoy unobstructed views. By contrast, a SkySpire lifts guests in a panoramic spiral at a much more rapid pace to a top observation level (with restrooms) where they disembark to enjoy a view for as long as they would like and then either re-board a gondola for a panoramic descent, or enter an express elevator to return to the ground floor. While at the top, guests may engage in interactive exhibits to explain the sights they are seeing and they may also opt to enjoy a dining experience in a rotating restaurant located one level above the observation deck.

ThrillCorp has entered into exclusive licensing options for the Polercoaster and SkySpire rides covering three of the company’s key targeted markets with a right of first refusal on all other available domestic markets. This will provide surety of a protected territory for these products under specific terms for each market. See the “Interest of Management and Others in Certain Transactions” for additional information about the Option and Right of First Refusal Agreements.

Third party developers have previously licensed Florida, Nevada, New Jersey, and Georgia for development of Polercoasters. These operations will not contribute to ThrillCorp revenues. However, these markets are ahead of ThrillCorp in their development cycle and provide unique insights and experience that will benefit ThrillCorp.

Raw Materials/Suppliers

Investment in Polercoaster and SkySpire Vertical Entertainment Centers can range from $30 million to over $100 million depending on the location, size and configuration, as discussed further in “Management’s Discussion and Analysis.” Land, foundations, tower structure, ride systems, parking, retail, dining, and other entertainment components must all be designed, built or acquired to deliver these products. At this time, the company has identified viable sites, providers and contractors, but has not entered into any contracts for these materials or services.

The Polercoaster may incorporate a concrete central core tower resembling an airport control tower depending on whether there is habitable space developed at the top of the complex housing an observation deck, restaurant, or other entertainment venues. Around the core (if one exists) will be a steel frame structure that supports the roller coaster. These structural elements are scoped and bid packages are presented to a number of qualified national construction companies with roller coaster experience, including Hensel Phelps, PCL, Haskell Steel and others. Design and Engineering efforts will be supported by Celtic Engineering or other experienced engineers that specialize in entertainment ride systems and structures. Architects will be sourced locally in each market.

Roller coasters are a specialty product with a small group of potential providers, including Intamin Amusements, Dynamic Structures, Vekoma, B&M, Zamperla and Chance Rides. ThrillCorp utilizes existing coaster cars, tracks, controls and other components from these providers to reduce execution risk. The company will create specifications for each site and request bids from these providers. The availability of coaster manufacturers having required engineering and production capacity may be a key factor in selecting a provider. Price and quality will also factor into the company’s decisions.

Research and Development

ThrillCorp was formed in 2015, and it has not spent any time or money on research and development. As a licensee of IP rights from Polercoaster LLC and SkySpire LLC, it will benefit from the research and development activities of its licensors. ThrillCorp will bring the resulting product of the licensors’ research and development efforts to market in territories in which the company will hold exclusive development rights.

Employees

ThrillCorp has not made any additional hires beyond its executive team. The company believes that its executive team is uniquely knowledgeable and experienced in the critical aspects of delivering on the company’s strategy. See “Directors, Executive Officers and Significant Employees” for more details.

The company will need to hire a small number of additional employees and consultants to carry out the plans in the “Use of Proceeds”. ThrillCorp expects that it will be able to hire additional talent required to pursue its objectives. The company intends to contract for specialized needs, such as design and engineering, facilities operations and administrative support while hiring key roles including financial management and project management.

Regulation, Zoning and Permits

The company will need permits and approvals for zoning, construction, occupancy, and ride inspections/licensing. These are local permits that will vary by location. In addition, markets for its attractions may be limited by minimum height restrictions. In some locations the process to attain regulatory approvals may take substantial time and community outreach. The company attempts to ascertain the nature of approvals required for each site it considers and uses the potential for delay as a consideration in its development evaluation process.

Intellectual Property

ThrillCorp has applied for trademarks on “Thrill Estate” in the categories of real estate development, attractions and entertainment. It has not filed for any patents, copyrights, or other trademarks. The company will license and rely on patented rights and trademarks from Polercoaster LLC and SkySpire LLC.

Litigation

The company is not involved in any litigation.

THE COMPANY’S PROPERTY

Currently, ThrillCorp does not own or lease any property, plant, or major equipment. It plans to acquire land, or secure long-term site leases for its attractions. If the company is unable to acquire land needed for an entertainment complex, it plans to secure a long-term lease that is suitable for financing. Each project will be executed in its own LLC. This allows each project to be partnered with local developers and to be financed with project-based debt until such time as cash flow enables the company to avail general obligation debt.

The company will require modest office space, which is readily available in the Orlando market, the location of the company’s headquarters. Systems for development management, budgeting and financial management, approvals and payment processing will be required as the company moves forward into the development phase. Systems for revenue management, accounting, and operational controls will also require investment. The company may invest in additional ride and entertainment concepts as it progresses through its development process.

MANGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

The company has not yet commenced operations. It will not realize revenues until its first attraction is completed. Each attraction is likely to take at least 24 months from site acquisition and regulatory approvals before it is operational.

Liquidity and Capital Resources

The company has been initially capitalized through investments of $500,000, including a $200,000 stock subscription receivable, and a loan of $200,000 from an affiliated company, Polercoaster LLC, made after the date of the audited financial statements included in this Offering Circular.

Polercoaster LLC, which is controlled by William Kitchen, Michael Kitchen, and David Gust, has agreed to provide additional funding in the form of additional loans if required. ThrillCorp, Inc. has not entered into a written agreement with Polercoaster LLC to provide such potential future funding.

Plan of Operations

The company initially plans to develop attractions in Myrtle Beach, Nashville, and a third to-be-determined location, or other market that may yet be identified. Each of these sites will require capital expenditures of approximately $35,000,000 to $50,000,000. The company expects the first, a Polercoaster and entertainment complex in Myrtle Beach, to require approximately $50,000,000. The company intends to allocate approximately $12,000,000 to $15,000,000 per site from the proceeds of this offering (assuming that amount is raised), and to seek mortgage financing and project financing for the balance. In the event only the minimum amount is raised, additional equity financing may be necessary for the first site. The exact amounts required, and the exact amount to be financed with respect to each project, will not be known until final terms of site acquisition and design and engineering are completed. The company has identified sites in each of the markets and is in the process of securing them for development. The company has not yet entered into any obligations with respect to real estate or its related financing.

Assuming that the minimum amount of financing sought in this offering is raised, over the next 12 months the company will finalize terms for one site in Myrtle Beach, Nashville, or third to be determined location, or other market that may yet be identified and seek mortgage financing for that lease as well as project finance and possibly minority partnerships for the remainder of the required funding. Once financing is in place, the company will enter into a contract with ride manufacturers, which will require an initial payment to begin the design and manufacturing of the attraction. Structural design and development planning via contracted providers will also proceed simultaneously. Periodic progress payments for design, engineering, architecture, ride suppliers, structure suppliers, contractors and other vendors will continue until the project is completed and accepted by ThrillCorp.

The company may also deploy a portion of capital raised in this offering against efforts to sell additional shares up to the maximum investment specified for the offering. The company may determine that a highest and best use of capital is expanded marketing of the offering.

Additional project management, finance and administrative staff will be required to execute the company’s plans. Legal, insurance, and other administrative expenses will be incurred in the normal course of start-up and operation. As the development period is expected to be approximately 24 months in duration, costs will be spread over this period. As ThrillCorp is a new entity with no credit history, it may be required to place larger deposits on long-duration work efforts by contractors.

Assuming that the maximum amount of financing sought is raised, over the next 12 months the company will undertake the same activities at an estimated two additional sites. The company will expand its project management team to accommodate the additional workload. Each project will be unique and may require different or additional allocations of capital in the course of development.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets out the company’s officers and directors. All work with the company on a part-time basis.

Name	Position	Age	Term of Office	Approximate hours per week
Executive Officers:
William Kitchen	Chairman	67	Appointed to indefinite term of office, August 28, 2015	20
David Gust	CEO, CFO, CAO	55	Appointed to indefinite term of office, August 28, 2015	40
Michael Kitchen	Chief Development Officer	42	Appointed to indefinite term of office, August 28, 2015	40
Directors:
William Kitchen	Chairman	67	Appointed to indefinite term of office, August 28, 2015
David Gust	Director	55	Appointed to indefinite term of office, August 28, 2015
Michael Kitchen	Director	42	Appointed to indefinite term of office, August 28, 2015
Robert Christoph, Jr.	Director	38	Appointed to indefinite term of office, August 28, 2015

William Kitchen is Michael Kitchen’s father.

William Kitchen, Chairman

William Kitchen is the company’s Chairman of the Board. Mr. Kitchen is a prolific inventor of thrill rides that have attracted millions of riders all over the world. Over the past 25 years, he has created, patented, and developed numerous thrill rides, including SkyCoaster, iFly, UniCoaster, SkyView, Polercoaster, and SkySpire. SkyCoaster provides a safer alternative to bungee jumping by creating a very tall swing that allows riders to be elevated several hundred feet and then released to freefall until a reliable steel cable takes up the slack and guides the rider in a sweeping arc across the sky. Ultimately, approximately 120 SkyCoasters were developed across the globe with a very large number still in operation some 25 years later. Tens of millions of riders have screamed as they pulled the rip-cord to start their descent, powering the SkyCoaster to cumulative revenues of hundreds of millions of dollars. Mr. Kitchen sold the company, Sky Fun 1, owner of Skycoaster, in 1998.

He subsequently created and patented Skyventure (known in the market today as iFLY), a simulator that enables people to experience the exhilaration of skydiving by floating on a current of air in a large vertical chamber. Cumulatively, the 36 indoor skydiving installations across the globe host approximately 5.4 million riders per year and iFLY has recently reached a valuation in excess of $500 million. Mr. Kitchen sold Skyventure in 2007.

Mr. Kitchen most recently invented and patented new attractions known as UniCoaster, SkyView, Polercoaster, and SkySpire. UniCoaster is known as “Brain Surge” in the Nickelodeon park at Mall of the America. SkyView was a reinvention of the Ferris wheel. SkySpire is an elegant observation experience that conveys guests in comfortable gondolas up a tower in a spiral and provides spectacular and unobstructed views. Polercoaster and SkySpire are described further above. UniCoaster, SkyView, Polercoaster, and SkySpire are under active development through US Thrill Rides LLC, which owns Polercoaster LLC and SkySpire LLC. Mr. Kitchen is the Chairman of US Thrill Rides LLC. As described further in the “Interests of Management and Others in Certain Transactions”, US Thrill Rides is the parent entity of the limited liability companies that own the Polercoaster and SkySpire.

David Gust, Chief Executive Officer

David Gust is the Chief Executive Officer of ThrillCorp. He has served in this position since formation of the company in August 2015. Prior to this role, from January 2014 to July 2015, he was a Vice President of Merchandising for Hilton Worldwide with a focus on developing ancillary revenues from each directly booked hotel reservation for the global hospitality firm. From October 2006 to January 2014, he was Vice President of Direct Marketing for Hilton Grand Vacations Company, the vacation ownership division of Hilton Worldwide. In this role he was responsible for building Hilton Grand Vacations Company’s customer data warehouse and marketing systems and provided oversight of analytics, online, creative, branding, marketing strategy, budgets and general management as part of a team that produced 20% annual growth each year. From January 2000 to the present, Mr. Gust has been a sole practitioner in Thunderhead Ventures LLC, a consulting practice providing strategic planning, feasibility analysis, marketing strategy and other services to clients. From June 1996 to December 2000, he was with Hard Rock Café International, ultimately as VP of Marketing and New Ventures, where he focused on the marketing of 104 cafes in 34 countries and non-restaurant business development and line extension into entertainment and hospitality products. Hard Rock Café International revenues grew from $100 million to $400 million during his tenure. From February 1983 to June 1996, Mr. Gust served in numerous roles for the Walt Disney Company, including financial management, feasibility analysis, new product development, and project management. He was an integral member of project teams that created ESPN Zone and Disney Vacation Club. He also contributed to a myriad of theme park, resort, and general master planning projects representing total investments in excess of $5 billion. Mr. Gust has a BS in Finance from Eastern Illinois University and has attended executive coursework at the Wharton School and Rollins College.

Michael Kitchen, Chief Development Officer

Michael Kitchen is the Chief Development Officer of ThrillCorp. From 1993 to 1996, he served as VP of Sales for SkyFun One. In this role, Mr. Kitchen sold SkyFun's “SkyCoaster" amusement attractions throughout Europe, Americas, Middle East, and Asia. From 1996 to 2000, he was VP of Sales for IES Ltd., where he was responsible for selling military training simulation technologies around the globe. Mr. Kitchen sold high-tech training simulation systems to military, police, SWAT, and special operations units in over 80 countries. He then became a founding member of VirTra Systems in 2000, where he served as Partner and VP of Sales and Business Development, helping grow the business from start-up to a very successful industry leader in military training. In 2010, Mr. Kitchen partnered in the family business with William Kitchen as a founding member of US Thrill Rides. As Chief Development Officer of US Thrill Rides from 2010 until the present, Mr. Kitchen has used his extensive business development and marketing expertise to attract potential customers, partnering developers, and equity investors to build US Thrill Rides’ multi-million dollar attractions sites.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The company has not yet paid any of its current directors or executive officers, and it will not compensate them from the proceeds of this offering. The company plans to add executives to execute on its plan and will compensate them commensurate with experience and performance. The company may need to offer a compensation package at a premium to market rates for the best talent due to its early development stage. At minimum, the company intends to hire a Chief Financial Officer and a Project Management Executive.

ThrillCorp will defer all cash compensation to the current directors and executive officers until the company achieves revenue. The company intends that, upon achieving revenue, the executive officers will each receive $100,000 in annual salaries, payable from the date of the officer’s first appointment. The deferred compensation will be interest free and accrued as a liability of the company. The company currently intends that in the event that revenue is achieved within 24 months of the officers’ employment, it will pay each of the executive officers a $100,000 one-time bonus. Payment of bonuses and deferred compensation will be dependent upon achieving $1 million in EBITDA.

The company has set aside 950,000 shares of common stock for an equity incentive plan for future employees. Formal plan documents have not yet been finalized. It has also allocated up to 908,000 shares of common stock for compensation of advisors and contractors serving the company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of November 2, 2015, the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of the company’s voting securities, or having the right to acquire those securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class A Common Stock	William Joel Kitchen 11536 Lake Butler Blvd, Windermere, FL 34786	5,100,000 directly owned	N/A	51.0%
Class A Common Stock	Michael Aaron Kitchen 7512 Dr. Phillips Ave Unit 50-358 Orlando, FL 32819	2,450,000 directly owned	N/A	24.5%
Class A Common Stock	David A. Gust 13543 Banana Bay Dr. Winter Garden, FL 34787	2,450,000 directly owned	N/A	24.5%

Class B Common Stock	Robert Christoph Jr. 300 Alton Rd Suite 303 Miami Beach, FL 33139	153,500 directly owned	N/A	40%
Class B Common Stock	Randy Robbins and Helena Stage 1211 Golden Gate Drive Sad Diego, CA 92116	76,750 directly owned	N/A	20%
Class B Common Stock	Mac One Realty Partners, LLC 3841 Green Hills Village Drive Suite 400 Nashville, TN 37215	153,500 directly owned	N/A	40%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Polercoaster and SkySpire Licenses

ThrillCorp intends to license development territories and operating rights for Polercoasters from Polercoaster LLC and SkySpires from SkySpire LLC. Polercoaster LLC and SkySpire LLC are both owned and controlled by William Kitchen, Michael Kitchen and David Gust, who cumulatively own and control a majority of shares in ThrillCorp and fill key executive roles for the company.

The company has entered into Option and Right of First Refusal Agreements with Polercoaster LLC and Skyspire LLC. These agreements appear as Exhibits to the Offering Statement of which this Offering Circular forms a part. They grant exclusive rights to execute License and Territory Agreements of Polercoaster and Skyspire attractions in Nashville, Myrtle Beach, and New Orleans, and provide for a right of first refusal in all other markets in the United States other than the states of Georgia, Nevada, Florida, and New Jersey. The company’s ability to exercise the right of first refusal in other markets will depend on its ability to obtain additional financing.

The form license agreements with Polercoaster LLC and Skyspire LLC provide for the following terms, which may vary by market:

•

Polercoaster LLC and Skyspire LLC agree to license exclusive rights to its Polercoaster Intellectual Property and Skyspire Intellectual Property, including patents and trademarks: (i) in a 50 mile radius of a licensed location, (ii) for a period of 20 years, (iii) in exchange for a Territory Fee of $3 million of the total development cost of the attraction paid $1,000,000 at execution with the projected remainder paid over 24 months trued-up to actual cost versus projected cost at opening of the attraction with any unpaid balance due within 30 days of the attraction opening to the public, and (iv) exclusivity is maintained through payment of an operating royalty on a monthly flat fee of $75,000.

•

Polercoaster LLC and Skyspire LLC will provide the Licensee with access to their approved suppliers for design, engineering, ride manufacturing and installation; the licensee will contract directly with these vendors for service.

•	Polercoaster LLC and Skyspire LLC agree to act as advisors to the Licensee with respect to development of the attraction.

•	Licensee agrees to secure training, insurance, manuals and inspections on a periodic basis to assure safety and viability of the attraction and its operation.

The terms of license agreements are based upon four previous licenses for Polercoasters to unrelated third-party developers. Each was heavily negotiated and the company believes their terms represent arm’s length market values for the rights conveyed. Fees paid by developers to control an exclusive territory range from $2,000,000 to $3,800,000 and royalties paid to maintain license rights range from 3% to 5% of revenues paid monthly once the ride opens.

As a licensee from Polercoaster LLC and SkySpire LLC, ThrillCorp will have the benefit of substantial research and development activities of those entities. Third party developers lead ThrillCorp in development of projects and the licensor will have benefit of learning and experience from these projects which will benefit ThrillCorp as a licensee.

Polercoaster LLC Loan

On October 2, 2015, the company executed an Unsecured Promissory Note to Polercoaster LLC in exchange for a $200,000 loan. Polercoaster LLC is an entity controlled by William Kitchen, Michael Kitchen, and David Gust. The principal balance of the loan and accrued interest at the applicable federal rate required by Internal Revenue Code Section 1274 are due on September 30, 2018. The Promissory Note appears as Exhibit 6.6 to the Offering Statement of which this Offering Circular is a part.

SECURITIES BEING OFFERED

General

The company is offering up to 5,000,000 shares of Class B Common Stock.

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of ThrillCorp’s certificate of incorporation and bylaws, copies of which have been filed as exhibits to the offering statement of which this Offering Circular is a part. For a complete description of ThrillCorp’s Class A Common Stock and Class B Common Stock (collectively, “Common Stock”), you should refer to the certificate of incorporation and bylaws and to the applicable provisions of Delaware law.

The company’s authorized capital stock consists of 100,000,000 shares of Common Stock. As of October 21, 2015, three beneficial owners held all 10,000,000 outstanding shares of Class A Common Stock. As of November 2, 2015 three beneficial owners held all 383,750 outstanding shares of Class B Common Stock.

Class A Common Stock

Dividend Rights

Holders of Class A Common Stock and are entitled to share with holders of Class B Common Stock, on a per share basis, in dividends and other distributions of cash, property, or shares of stock of the company as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the company legally available therefore; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be.

Voting Rights

Each holder of ThrillCorp’s Class A Common Stock is entitled to ten votes for each share on all matters submitted to a vote of the stockholders.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of the company, the holders of Class A Common Stock are entitled to share equally with the holders of Class B Common Stock, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

Rights and Preferences

Holders of ThrillCorp’s Class A Common Stock have no preemptive, conversion, subscription or other rights and there are no redemption or sinking fund provisions applicable to the company’s Class A Common Stock. The rights, preferences, and privileges of the holders of the company’s Class A Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of the company may designate in the future.

Class B Common Stock

Dividend Rights

Holders of Class B Common Stock and are entitled to share with holders of Class A Common Stock, on a per share basis, in dividends and other distributions of cash, property, or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the company legally available therefore; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

Voting Rights

Each holder of ThrillCorp’s Class B Common Stock will be entitled to one vote for each share on all matters submitted to a vote of the stockholders.

The holders of Class B Common Stock are subject to a drag-along provision as set forth in the Subscription Agreement, pursuant to which each holder of Class B Common Stock agrees that, in the event the company’s board and the holders of a majority of the outstanding shares of the company’s Class A Common Stock vote in favor of a sale of the company, then such holder of Class B Common Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company, and deliver any documentation or take other actions reasonably required, amongst other covenants. The enforceability of such provision as it relates to appraisal rights will be subject to the provisions of Delaware law.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of the company, the holders of Class B Common Stock are entitled to share equally with the holders of Class A Common Stock, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

Rights and Preferences

Holders of ThrillCorp’s Class B Common Stock have no preemptive, conversion, subscription or other rights and there are no redemption or sinking fund provisions applicable to the company’s Class B Common Stock. The rights, preferences, and privileges of the holders of the company’s Class B Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of the company may designate in the future.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering a minimum of 500,000 shares of common stock and a maximum of 5,000,000 shares of common stock on a “best efforts” basis. If $5,000,000 in subscriptions for the shares (the “Minimum Offering”) is not deposited on or before August 31, 2016 (the “Minimum Offering Period”), all subscriptions will be refunded to subscribers without deduction or interest. All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH transfer directly to the escrow account established for this Offering or deliver checks made payable to “FundAmerica Securities, LLC, as Agent to Thrillcorp Escrow Account” which FundAmerica Securities LLC shall deposit into such escrow account no later than noon the next business day after receipt. Except as stated above, subscribers have no right to a return of their funds during or after the Minimum Offering Period, and the company has no right to receive those funds before the first closing following the Minimum Offering Period. If this Minimum Offering amount has been deposited by August 31, 2016, the Offering may continue until the earlier of December 31, 2016 (which date may be extended at the company’s option) or the date when all shares have been sold. In the event that the minimum offering amount is not reached by such date or the offering is otherwise terminated, investor funds held in escrow will promptly be refunded to each investor in accordance with Rule 10b-9 under the Securities Exchange Act of 1934. The company may terminate the Offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

At stepped investment levels, the company plans to offer investment purchase packages that provide various incentives, including admissions benefits and VIP status on the company’s attractions. The company plans to offer the following benefits at various level of investment:

Minimum Number of Shares	Minimum Dollar Investment	Rewards

20	$200	None

250	$2,500	Two one-year VIP tickets

500	$5,000	Two five-year VIP tickets; Grand Opening VIP

2,500	$25,000	Two five-year VIP tickets with Guest Benefits*; Grand Opening VIP

5,000	$50,000	Four five-year VIP tickets with Guest Benefits*; four First-Hour Rider tickets; Grand Opening VIP

*One additional guest per VIP ticket

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT PURCHASE PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

The company is not selling the shares through commissioned sales agents or underwriters. It will use its existing website, www.thrillcorp.com, blogs, and viral videos to provide notification of the offering. Persons who desire information will be directed to a landing page describing the offering and operated by the company.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the company’s website, on a landing page that relates to the offering.

The company’s website will be the exclusive means by which prospective investors may subscribe in this offering.

If the minimum contingency for this offering is not satisfied or the offering is otherwise terminated, investor funds will be promptly refunded in accordance with Securities Exchange Act Rule 10b-9.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH. The subscription agreement requires investors to answer certain questions to determine compliance with the investment limitation set forth in the securities laws, disclose that the securities will not be listed on a registered national securities exchange upon qualification, and that the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act of 1933.

The company has engaged FundAmerica Securities, LLC, a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (FINRA), to perform the following administrative functions in connection with this offering in addition to :

•

review the subscription agreements to determine whether all of the necessary information has been obtained from the investors, to determine compliance with the investment limitation requirement, and to perform anti-money laundering checks;

•	contact the investors if necessary to gather additional information or clarification;
•	provide the company with prompt notice for subscriptions that cannot be accepted; and
•	transmit the subscription information data to FundAmerica Stock Transfer, LLC, the company’s transfer agent.

As compensation for the services listed above, the company has agreed to pay 0.7% of the amount invested by investors, plus fees of $60 per investor for AML verification services with respect to foreign investors. If the company elects to terminate the offering prior to its completion, the company has agreed to reimburse FundAmerica Securities for its out-of-pocket expenses incurred in connection with the services provided under this engagement (including costs of counsel and related expenses). FundAmerica Stock Transfer LLC, an affiliate of FundAmerica Securities, will serve as transfer agent to maintain stockholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity.

FundAmerica Securities, LLC is not participating as an underwriter of the Offering and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor. Rather, FundAmerica Securities involvement in the offering is limited to acting as an accommodating broker-dealer. Based upon FundAmerica Securities’ limited role in this offering, it has not and will not conduct extensive due diligence of this securities offering and no investor should rely on FundAmerica Securities’ involvement in this offering as any basis for a belief that it has done extensive due diligence. FundAmerica Securities, LLC does not expressly or impliedly affirm the completeness or accuracy of the Offering Circular presented to investors by the issuer in this Offering. All inquiries regarding this offering or services provided by FundAmerica Securities and its affiliates should be made directly to the company.

After the Offering Statement has been qualified by the Securities and Exchange Commission, the company will accept tenders of funds to purchase the shares. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), and may accept the tender of funds before it is clear that the minimum amount sought will be raised. The funds tendered by potential investors will be held either by an escrow agent or by a registered broker-dealer, and will be transferred to the company upon closing. In the event the minimum amount the company is trying to raise is not reached, the escrow agent or broker-dealer will return the funds to investors.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on the $500,000 initial investment and loan of $200,000 from Polercoaster LLC. These sources of funds are described further in “Management’s Discussion and Analysis” and “Interest of Management and Others in Certain Transactions.”

FINANCIAL STATEMENTS

ThrillCorp, Inc.

Financial Statements
and Independent Auditor's Report

August 31, 2015

ThrillCorp, Inc.

Independent Auditor's Report

To the Stockholders
ThrillCorp, Inc.

We have audited the accompanying financial statements of ThrillCorp, Inc., which comprise the balance sheet as of August 31, 2015, and the related statements of operations, stockholders' equity/(deficit) and cash flows for the period August 28, 2015 (date of incorporation) through August 31, 2015, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ThrillCorp, Inc. as of August 31, 2015, and the results of its operations and its cash flows for the period from August 28, 2015 (date of incorporation) through August 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP
Bethesda, Maryland
December 15, 2015

ThrillCorp, Inc.

Balance Sheet
August 31, 2015

Assets

Current assets
Deferred offering costs (Note 2)	$100,000

Total assets	$100,000

Liabilities and Stockholders' Equity/(Deficit)

Current liabilities
Accounts payable	$100,000

Total liabilities	100,000

Stockholders' equity/(deficit)	-

Total liabilities and stockholders' equity	$100,000

See Notes to Financial Statements.

ThrillCorp, Inc.

Statement of Operations
For the Period from August 28, 2015 Through August 31, 2015

Revenues	$-

Expenses	-

Net income	$-

Total weighted average shares	-

Basic earnings per share attributable to common stockholders	$-

See Notes to Financial Statements.

ThrillCorp, Inc.

Statement of Stockholders' Equity/(Deficit)
For the Period from August 28, 2015 Through August 31, 2015

Common Shares
	Shares		Amount		Accumulated

	Class A Stock	Class B Stock	Class A Stock	Class B Stock	Earnings (Deficit)	Total
Balance at August 28, 2015	-	-	$-	$-	$-	$-

Issuance of common stock	-	-	-	-	-	-
-
Net income (loss)	-	-	-	-	-	-

Balance at August 31, 2015	-	-	$-	$-	$-	$-

See Notes to Financial Statements.

ThrillCorp, Inc.

Statement of Cash Flows
For the Period from August 28, 2015 Through August 31, 2015

Cash flow from operating activities

Net income	$-

Net cash provided by operating activities	-

Cash flow from investing activities

Net cash provided by investing activities	-

Cash flow from financing activities

Net cash provided by financing activities	-

Net increase in cash	-

Cash - August 28, 2015	-

Cash - August 31, 2015	$-

Noncash financing activities
Deferred offering costs	$100,000

See Notes to Financial Statements.

ThrillCorp, Inc.

Notes to Financial Statements
August 31, 2015

Note 1 - Organization and nature of operation

ThrillCorp, Inc. (the "Company") was formed as a Delaware corporation on August 28, 2015, to be the developer and operator of unique "Thrill City" entertainment complexes in key tourist markets of the United States. The Company plans to operate under exclusive licensed patent rights within selected territories.

As of August 31, 2015, the Company had not yet commenced operations and had not entered into any contracts. See Note 6 regarding events subsequent to August 31, 2015.

Note 2 - Summary of significant accounting policies

Basis of presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").

Use of estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Income taxes
The Company is taxed as a C corporation in the United States of America ("U.S."). The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC 740, Income Taxes ("ASC 740"). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date. The realizability of deferred tax assets is assessed throughout the year and a valuation allowance is established as necessary. As of August 31, 2015, the Company has not recorded any income tax expense, or any current or deferred income tax assets or liabilities.

The Company follows the requirements of ASC 740, which clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, the Company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position. As of August 31, 2015, Management believes that the Company has taken no uncertain tax positions, and therefore no accruals have been made in the financial statements related to uncertain tax positions.

ThrillCorp, Inc.

Notes to Financial Statements
August 31, 2015

The Company's income tax returns are subject to examination by taxing authorities for a period three years from the date they are filed. Since the Company is in its initial year, no tax years are subject to examination as of August 31, 2015.

Organizational and offering costs
The Company expenses organization costs as incurred and offering costs, when incurred, will be deferred and charged to shareholders' equity. As of August 31, 2015, the Company had incurred $100,000 in deferred offering costs. The deferred offering costs will be charged against the gross proceeds of the offering when received.

Earnings per share
The Company presents basic earnings per share or EPS. Basic EPS excludes dilution and is computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding during the period.

Recently issued accounting pronouncements
In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers." This new standard will replace all current U.S. GAAP guidance related to revenue recognition and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective beginning in 2019 and can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption.

In June 2014, the FASB issued ASU 2014-10, "Development Stage Entities." This new standard eliminates the distinction between entities that are in the development stage from other entities in GAAP. The requirements to present inception-to-date information, label the financial statements as those of a development stage entity and disclose in the first year in which the Company is no longer considered to be in the development stage that in prior years it had been in the development stage has also been eliminated. In addition, FASB ASU 2014-10 eliminates the requirement for development stage entities to disclose the development stage activities in which the Company is engaged.

Note 3 - Loan

The Company is authorized to borrow up to $200,000 from Polercoaster LLC, an affiliated entity owned by three of the Company's four directors. As of August 31, 2015, no loans had been made to the Company. See Note 6 regarding events subsequent to August 31, 2015.

Note 4 - Equity

The Company is authorized to issue up to 20,000,000 shares of class-A common stock at $0.001 par value per share and 80,000,000 shares of class-B common stock at $0.001 par value per share. The only difference between the two classes of stock is that the class-A common stock has 10 votes per share voting preference as compared to a one-vote-per share right for class-B common stock. Holders of the Company's common stock are entitled to receive dividends when authorized by the Company's board of directors. As of August 31, 2015, no stock had yet been issued. See Note 6 regarding events subsequent to August 31, 2015.

ThrillCorp, Inc.

Notes to Financial Statements
August 31, 2015

Note 5 - Commitments

The Company entered into an agreement with EarlyShares.com in connection with services related to a capital raise on behalf of the Company. Upon achieving certain milestones in the agreement, the Company will pay EarlyShares.com up to a total of $400,000 and issue up to 800,000 of warrants to purchase Class B common stock equal to a price per share denoted in the offering exercisable for a period of three years from the date of issuance.

Note 6 - Subsequent events

Events that occur after the balance sheet date, but before the financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through December 15, 2015 (the date the financial statements were available to be issued) and determined that the Company did not have any material subsequent events that required disclosure in the notes to the financial statements other than those disclosed below.

The Company borrowed $200,000 from Polercoaster, LLC on September 22, 2015. Polercoaster is a related party to the Company. The loan is due upon demand and does not bear interest. On September 24, 2015, $100,000 was paid to EarlyShares.com, Inc. and $10,000 was paid to CrowdCheck, Inc., both payments in connection with the offering of the Company's stock.

On October 22, 2015, the Board authorized the following three transactions:

1.

A total of 10,000,000 shares of class-A common stock was issued to William Kitchen, Michael Kitchen, and David Gust in consideration for causing their controlled entities, Polercoaster, LLC and Sky Spire, LLC, to enter into the transaction described at 2), below. The stock was issued as follows:

Stockholder	Number of Shares of Class-A Common Stock

William Kitchen	5,100,000
Michael Kitchen	2,450,000
David Gust	2,450,000

2.

The Company entered into separate agreements with Polercoaster, LLC and Skyspire, LLC. Polercoaster, LLC and Skyspire, LLC own certain intellectual property relating to thrill rides. Polercoaster, LLC and Skyspire, LLC granted the Company the right to obtain a license to build and operate thrill rides in Nashville Tennessee, Myrtle Beach South Carolina and New Orleans Louisiana and granted the Company a right of first refusal on additional locations. Both Polercoaster, LLC and Skyspire, LLC are considered related parties to the Company due to three of the Company's four directors owning all of the interests in these two LLC's. Subject to other conditions, the terms require the locations be within a 50 mile radius of each Metropolitan Statistical Area and the thrill rides are to be completed within specified time periods defined in the agreement. Additionally, if the license agreements are consummated, the Company will be obligated to pay a territory fee of $3,000,000 for each location and a monthly royalty fee generally in the amount of $75,000 after the opening of the attraction which will increase at the lesser of CPI-U as defined or 3% per year.

ThrillCorp, Inc.

Notes to Financial Statements
August 31, 2015

3.	A total of 383,750 of class-B common stock was issued to Robert Christopher, Jr. and Robbins Stage Trust in exchange for $500,000 as follows:

	Number of Shares of Class-
Purchaser	B Common Stock	Consideration

Robert Christopher Jr.	153,500	$200,000
Robbins Stage Trust	76,750	$100,000
Mac One Realty Trust	153,500	$200,000

PART III

INDEX TO EXHIBITS

2.1	Certificate of Incorporation

2.2	Bylaws

4	Form of Subscription Agreement

6.1	Option and Right of First Refusal Agreement with Polercoaster, LLC

6.2	Option and Right of First Refusal Agreement with Skyspire, LLC

6.3	Stock Purchase Agreement with William Kitchen, Michael Kitchen, and David Gust

6.4	Stock Purchase Agreement with Robert Christoph, Jr.

6.5	Stock Purchase Agreement with Robbins Stage Trust

6.6	Stock Purchase Agreement with Mac One Realty Partners, LLC

6.7	Unsecured Promissory Note with Polercoaster, LLC

6.8	Broker Dealer Services Agreement with FundAmerica Securities, LLC*

8	Escrow Services Agreement with FundAmerica Securities, LLC*

11	Independent Auditor’s Consent

12	Opinion of KHLK LLP*

13	“Testing the waters” materials*

15.1	Draft offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference)**

*To be filed by amendment to this Offering Circular

** Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on March 7, 2016.

THRILLCORP, INC.

By	/s/ David Gust

David Gust, Chief Executive Officer of
ThrillCorp, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David Gust
David Gust, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer,
Director
Date:	March 7, 2016

/s/ William Kitchen
William Kitchen, Chairman of the Board of Directors
Date:	March 7, 2016

/s/ Michael Kitchen
Michael Kitchen, Chief Development Officer, Director
Date:	March 7, 2016

/s/ Robert Christoph, Jr.
Robert Christoph, Jr., Director
Date:	March 7, 2016